Exhibit 10.29

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 10, 2016 (the “Effective Date”), by and among FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation (“Forestar (USA)”), FORESTAR PETROLEUM CORPORATION, a Delaware corporation (“Forestar Petroleum” and Forestar (USA), each a “Seller” and together “Sellers”), HUBBLE TIMBER, LLC, a Missouri limited liability company (“Purchaser”; each of Purchaser, Forestar (USA) and Forestar Petroleum being a “Party” and, collectively, the “Parties”), and METROPOLITAN TITLE AGENCY, INC. (“Escrow Agent”).
STATEMENT OF BACKGROUND
A.    Forestar Petroleum is the owner of certain real property located in Cherokee and Cleburne Counties, Alabama; and Bartow, Chattooga, Floyd, Gordon, Haralson, Murray, Paulding, Polk and Walker Counties, Georgia, subject to certain timber rights held by Forestar (USA) on such real property.
B.    Purchaser desires to acquire, and Forestar Petroleum and Forestar (USA) desire to sell, such real property and timber rights, all in accordance with the terms of, and subject to the conditions set forth in, this Agreement.
STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of $10.00 in hand paid by Purchaser to Forestar (USA) and Forestar Petroleum, the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (and Escrow Agent, to the extent applicable), intending to be legally bound, hereby agree as follows:
1.Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Forestar Petroleum agrees to sell to Purchaser the Forestar Petroleum Property (as hereinafter defined), Forestar (USA) agrees to sell to Purchaser the Forestar (USA) Property (as hereinafter defined), and Purchaser agrees to buy the same from Sellers.
(a)    As used herein, the “Forestar Petroleum Property” shall mean all of the right, title and interest of Forestar Petroleum in and to the assets described in subsections (i), (ii), (iii) and (iv) of this Section 1(a), subject to the Permitted Encumbrances (as hereinafter defined):
(i)    Those certain tracts or parcels of land located in Cherokee and Cleburne Counties, Alabama; and Bartow, Chattooga, Floyd, Gordon, Haralson, Murray, Paulding, Polk and Walker Counties, Georgia, containing approximately 12,043.11 acres, which tracts or parcels are more fully described on Schedule 1 attached hereto, together with all buildings, structures, and other improvements located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, but excluding, and subject to, the Timber Rights (as defined below) (collectively, the “Timberlands”);

(ii)    Forestar Petroleum’s rights in those certain agreements described on Schedule 2 attached hereto (the “Forestar Petroleum Contracts”);
(iii)    To the extent transferable under applicable law, all permits, authorizations, utility capacity, development rights, entitlements, orders, registrations, certificates, variances, approvals, franchises, claims, causes of action, and consents of any applicable governmental authority with respect to the Timberlands (the “Development Rights”); and
(b)    As used herein, the “Forestar (USA) Property” shall mean all of the right, title and interest of Forestar (USA) in and to the assets described in subsections (i) and (ii) of this Section 1(b), subject to the Permitted Encumbrances (as hereinafter defined):
(i)    All rights in and to the timber growing, standing or lying on the Timberlands as set forth in the reservation of timber in the deeds described on Schedule 4 attached hereto (collectively, the “Timber Rights” and, together with the Timberlands, the “Real Property”); and
(ii)    Forestar (USA)’s rights in those certain agreements described on Schedule 5 attached hereto (the “Forestar (USA) Contracts” and, together with the Forestar Petroleum Contracts, the “Contracts”).
(c)    The Forestar Petroleum Property together with the Forestar (USA) Property shall be collectively referred to herein as the “Property.” The Property shall specifically exclude any and all tangible personal property located on the Property within Compartment 10020 in Floyd County, Georgia, including, but not limited to, all equipment, furnishings and all office furniture, and Seller shall remove all of such excluded tangible personal property prior to Closing.
(d)    Purchaser acknowledges the following: A 467-acre tract located in Compartment 12033 in Polk County, Georgia (the “TEMCO Property”) is, as of the Effective Date, owned by TEMCO Associates, LLC, a limited liability company owned in part by an affiliate of Sellers. Title to the TEMCO Property has been searched and the TEMCO Property is included in the Title Commitment (as hereinafter defined) for Polk County, Georgia. Forestar USA will acquire the TEMCO Property and Forestar Petroleum will thereafter, but in no event later than the Closing Date (as hereinafter defined), acquire the land, together with all buildings, structures, and other improvements located on the TEMCO Property, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, but excluding, and subject to, a reservation of the Timber Rights by Forestar (USA).
2.    Purchase Price. The purchase price to be paid by Purchaser for the Forestar Petroleum Property shall be THIRTEEN MILLION FORTY-FOUR THOUSAND SIX HUNDRED THIRTY-FOUR AND 82/100THS DOLLARS ($13,044,634.82) (the “Forestar Petroleum Purchase Price”), less a credit for the Forestar Petroleum Earnest Money (as defined below) and subject to adjustment as set forth in this Agreement, and shall be payable to Forestar Petroleum by wire transfer of immediately available funds at the Closing to an account designated by Forestar Petroleum. The purchase price to be paid by Purchaser for the Forestar (USA) Property shall be TEN MILLION

SIX HUNDRED EIGHTY-SIX THOUSAND ONE HUNDRED NINETY-THREE AND NO/100THS DOLLARS ($10,686,193.00) (the “Forestar (USA) Purchase Price” and, together with the Forestar Petroleum Purchase Price, the “Purchase Price”), less a credit for the Forestar (USA) Earnest Money (as defined below) and subject to adjustment as set forth in this Agreement, and shall be payable to Forestar (USA) by wire transfer of immediately available funds at the Closing to an account designated by Forestar (USA). The Forestar (USA) Purchase Price shall be allocated among premerchantable timber, merchantable timber less than 15 years of age, and merchantable timber 15 years of age and older (“Merchantable Timber”) as set forth on Schedule 6 attached hereto. Purchaser shall reasonably cooperate with any request by any Seller to further allocate the Purchase Price among the components of the Property.
3.    Earnest Money. Within five (5) days after the Effective Date, Purchaser shall deliver to Escrow Agent (a) the sum of THREE HUNDRED FIFTY-FIVE THOUSAND AND NO/100THS DOLLARS ($355,000.00) (such sum together with all interest earned thereon being the “Forestar Petroleum Earnest Money”), and (b) the sum of THREE HUNDRED FIFTY-FIVE THOUSAND AND NO/100THS DOLLARS ($355,000.00) (such sum together with all interest earned thereon being the “Forestar (USA) Earnest Money” and, together with the Forestar Petroleum Earnest Money, the “Earnest Money”). Escrow Agent agrees to hold the Earnest Money in an interest-bearing account and disburse the Earnest Money in accordance with the terms hereof. At the Closing, the Forestar Petroleum Earnest Money shall be applied as a credit against the Forestar Petroleum Purchase Price and the Forestar (USA) Earnest Money shall be applied as a credit against the Forestar (USA) Purchase Price.
4.    Closing.
(a)    The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (the “Closing”) shall take place on or before December 30, 2016, but the Parties shall use good faith efforts to close by December 15, 2016 (the actual date of Closing being the “Closing Date”), through the escrow services of Escrow Agent, or such earlier date and time, or such other location, as may be mutually agreeable to the Sellers and Purchaser.
(b)    At the Closing, Forestar Petroleum shall deliver the following items:
(i)    one special warranty deed in the form of Exhibit A attached hereto with respect to each county in Alabama in which the Timberlands are located (the “Alabama Timberland Deeds”) executed by Forestar Petroleum, and one limited warranty deed in the form of Exhibit B attached hereto with respect to each county in Georgia in which the Timberlands are located (the “Georgia Timberland Deeds” and, together with the Alabama Timberland Deeds, the “Timberland Deeds”) executed by Forestar Petroleum, conveying the Timberlands to Purchaser, subject only to the Permitted Encumbrances (as defined below), and each containing a legal description of the applicable portion of the Timberlands identical to the applicable portion of the legal description of the Timberlands set forth in the applicable Title Commitments (as defined below);

(ii)    a counterpart of a general assignment and assumption agreement in the form of Exhibit C attached hereto executed by Forestar Petroleum, by which Forestar Petroleum shall assign its right, title, and interest in, and Purchaser shall assume Forestar Petroleum’s continuing and future obligations under, the Forestar Petroleum Contracts and the Development Rights (the “Forestar Petroleum Assignment”);
(iii)    an executed affidavit from Forestar Petroleum as to its non-foreign status;
(iv)    an affidavit of gain in the form required by O.C.G.A. §§48-7-128 and 129 and the regulations promulgated thereunder;
(v)    an affidavit of gain in the form required by Ala. Code 1975 §40-18-86 and the regulations promulgated thereunder (“Alabama Affidavit of Gain”);
(vi)    Real Estate Sales Validation form in compliance with Alabama Code 40-22-1;
(vii)    an executed counterpart of a closing statement in form mutually agreeable to the Sellers and Purchaser in their reasonable discretion (the “Closing Statement”);
(viii)    a reliance letter in favor of Purchaser in a form reasonably acceptable to Purchaser and executed by SLR International Corporation (“Sellers’ Environmental Consultant”) with respect to the Phase I Report (as defined below);
(ix)    a notice of assignment of the Forestar Petroleum Contracts executed by Forestar Petroleum; and
(x)    such other certificates, affidavits, evidence of authority and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain a title insurance policy insuring title to the Real Property, subject to the Permitted Encumbrances.
(c)    At the Closing, Forestar (USA) shall deliver the following items:
(i)    one special warranty deed in the form of Exhibit D attached hereto with respect to each county in Alabama in which the Timberlands are located (the “Alabama Timber Rights Deeds”) executed by Forestar (USA), and one limited warranty deed in the form of Exhibit E attached hereto with respect to each county in Georgia in which the Timberlands are located (the “Georgia Timber Rights Deeds” and, together with the Alabama Timber Rights Deeds, the “Timber Rights Deeds”; the Timberland Deeds and the Timber Rights Deeds, collectively, the “Deeds”) executed by Forestar (USA), conveying the Timber Rights to Purchaser, subject only to the Permitted Encumbrances (as defined below);
(ii)    [Intentionally Omitted]

(iii)    a counterpart of an assignment and assumption of the Forestar (USA) Claim, to the extent necessary as a result of Purchaser assuming the Forestar (USA) Claim pursuant to Section 13(c), in a form reasonably approved by Purchaser and Seller (the “Forestar (USA) Claim Assignment”);
(iv)    an executed affidavit from Forestar (USA) as to its non-foreign status;
(v)    an affidavit sufficient under O.C.G.A. Section 48-7-128 to establish that Forestar (USA) is not a “non-resident” of Georgia;
(vi)    an Alabama Affidavit of Gain;
(vii)    Real Estate Sales Validation form in compliance with Alabama Code 40-22-1;
(viii)    an executed counterpart of the Closing Statement;
(ix)    a notice of assignment of the Forestar (USA) Contracts executed by Forestar (USA); and
(x)     such other certificates, affidavits, evidence of authority and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain a title insurance policy insuring title to the Real Property, subject to the Permitted Encumbrances.
(d)    At the Closing, Purchaser shall deliver the following items:
(i)    the Purchase Price (provided that Purchaser shall instruct Escrow Agent to withhold and deliver to the Georgia Department of Revenue and Alabama Department of Revenue any withholding required by applicable law in accordance with affidavits delivered by Sellers at Closing);
(ii)    an executed counterpart of the Forestar Petroleum Assignment;
(iii)    an executed counterpart of the Forestar (USA) Assignment;
(iv)    a counterpart of the Forestar (USA) Claim Assignment;
(v)    an executed counterpart of the Closing Statement; and
(vi)    such other certificates, affidavits, evidence of authority and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain a title insurance policy insuring Purchaser’s title to the Real Property, subject to the Permitted Encumbrances.
5.    Title.

(a)    Forestar Petroleum agrees to convey to Purchaser fee simple title to the Timberlands by the Timberland Deeds, and Forestar (USA) agrees to convey to Purchaser title to the Timber Rights by the Timber Rights Deeds, free and clear of all liens, encumbrances, assessments, agreements, options and covenants, except for the encumbrances set forth on Exhibit G attached hereto (the “Permitted Encumbrances”).
(b)    Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Metropolitan Title Agency, Inc. (the “Title Company”) commitments to insure Purchaser’s title to the Real Property upon the Closing, (each a “Title Commitment” and, collectively, the “Title Commitments”), which Title Commitments are more particularly identified on Schedule 7 attached hereto, together with copies of those documents, instruments, surveys and plats in the data room referenced in Section 8 below. Purchaser shall have until November 30, 2016 (the “Title Objection Period”) to deliver to Sellers written notice of any objection to matters reflected in the Title Commitments that would render title to the Real Property or a portion thereof unmarketable or which would materially interfere with the use of the Real Property for commercial forestry purposes (each, a “Title Objection” and collectively, the “Title Objections”). Purchaser shall have the option to deliver a Title Objection with respect to parcels of the Property that lack legal access; provided, however, that such Title Objection shall not concern parcels that lack legal access as disclosed by Sellers on Schedule 11 attached hereto. Purchaser shall also have the option to object to all Title Failures affecting the Property. For the purposes of this Agreement, the term “Title Failure” shall mean any portion of the Property described in this Agreement, the Commitments or represented on the Sellers’ compartment maps that the Title Company will not insure because such portion of the Property is not or will not be owned by Purchaser free and clear of any monetary liens at the Closing (the “Title Failure Property”). Failure of Purchaser to deliver Title Objections within the Title Objection Period shall be deemed a waiver by Purchaser of its right to make such Title Objections.
(c)    Upon receipt of the Title Objections, each of Forestar Petroleum and Forestar (USA) may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and such Party shall notify Purchaser in writing whether it elects to cure the same by the date that is ten (10) business days after receipt of such Title Objections (“Sellers’ Response Period”). Failure of Forestar Petroleum or Forestar (USA), as applicable, to respond in writing within Sellers’ Response Period shall be deemed an election by such Party not to cure such Title Objections. Any Title Objection, other than Title Failures, shall be deemed to be cured if a Seller causes the Title Company to issue a title insurance policy or marked-up binder at Closing to Purchaser for the affected Real Property affirmatively insuring over, or not raising as an exception to the title policy, such Title Objection. Notwithstanding the foregoing, Forestar Petroleum and Forestar (USA) shall be obligated to cure, on or before the Closing Date, all liens, mortgages or financing statements encumbering the Timberlands or the Timber Rights, respectively, and securing a monetary obligation which was created or suffered by Forestar Petroleum or Forestar (USA), respectively, or any party claiming by, through or under such Seller (other than liens for non-delinquent real estate taxes or assessments) (each, a “Monetary Lien”).
(d)    If Forestar Petroleum or Forestar (USA), as applicable, does not elect to cure such matter by written notice to Purchaser within Sellers’ Response Period, then Purchaser must elect by delivering written notice to Sellers either (i) to waive such Title Objection and proceed to the Closing, accepting title to those portions of the Timberlands or Timber Rights, as applicable, that are subject to such uncured Title Objection (which Title Objection shall become a Permitted Encumbrance) without adjustment to the Purchase Price; or (ii) to identify those portions of the Timberlands or Timber Rights (other than Title Failures) that are subject to such uncured Title Objection (a “Title Objection Property”) in which event the Purchase Price shall be reduced by the reduction in value of the Title Objection Property due to such Title Objection, to the extent such value exceeds two percent (2%) of the Purchase Price (the “Title Basket”), as determined by reference to (A) the value of such Title Objection Property encumbered by such Title Objection compared to its value if unencumbered by such Title Objection and (B) the value table attached hereto as Schedule 8 (the “Value Table”) (provided that any disputes regarding the value of any Title Objection Property shall be resolved in accordance with Section 29); provided, however, that in the event that Purchaser elects (y) Section 5(d)(i), then any such Title Objection Property shall remain part of the Property for purposes of the transaction contemplated by this Agreement and such Timberland or Timber Rights shall be conveyed to Purchaser at Closing or (z) Section 5(d)(ii), then Seller or Purchaser shall have the option to remove such Title Objection Property from the Property for purposes of the transaction contemplated by this Agreement and the Purchase Price shall be reduced by the value of such Title Objection Property by reference to the Value Table (provided that any disputes regarding the value of any such Title Objection Property shall be resolved in accordance with Section 29); provided, however, that with respect to Section 5(d)(z) immediately above, that any such removed Title Objection Property shall contain a minimum of thirty (30) acres and, to the extent necessary, Purchaser and Forestar Petroleum shall enter into customary access easements for the benefit of the appropriate parties. For the avoidance of doubt, any objections arising from Title Failures shall not be subject to the Title Basket, shall not count towards the Title Objection Property and shall be governed by Section 5(i). Failure of Purchaser to deliver to Sellers such written notice within five (5) business days following Sellers’ affirmative response shall be deemed an election of clause (i).
(e)    In the event any title matter that would render title to the Real Property or a portion thereof unmarketable or which would materially interfere with the use of the Real Property for commercial forestry purposes first arises or is first disclosed to Purchaser after the expiration of the Title Objection Period, and such title matter was not reflected on the Title Commitments and is not attributable in whole or in part to any action or inaction of Sellers or not permitted by Sellers, then the following provisions will apply, provided, that in no case shall the Closing Date be extended beyond December 30, 2016 in connection with this Section 5(e):
(i)    Purchaser shall notify Sellers of such matter in writing within five (5) business days after the earlier to occur of (A) Purchaser receiving written notice of such matter and (B) Purchaser discovering such matter, and if Seller is materially prejudiced by any delay in receiving such notice, failure by Purchaser to deliver such notice within such time period shall be deemed a waiver of any objection right with respect to such matter, which shall become a Permitted Encumbrance.
(ii)    If such Title Objection is a Monetary Lien, or if such Title Objection arose by reason of an act or omission of Forestar Petroleum or Forestar (USA) in breach of such Party’s obligations under this Agreement, such breaching Party shall be obligated to cure such Title Objection on or before the Closing Date.
(iii)    If such Title Objection is not described in Section 5(e)(ii), and Forestar Petroleum or Forestar (USA), as applicable, does not elect to cure such matter by written notice to Purchaser within Sellers’ Supplemental Response Period (as hereinafter defined), then Purchaser must elect by delivering written notice to Sellers either (A) to waive such Title Objection and proceed to the Closing, accepting title to those portions of the Real Property that are subject to such uncured Title Objection (which Title Objection shall become a Permitted Encumbrance) without adjustment to the Purchase Price; or (B) to identify those portions of the Timberlands or Timber Rights that are subject to such uncured Title Objection, which excluded portion shall be a Title Objection Property, in which event the Purchase Price shall be reduced by the value of the Title Objection Property, to the extent such value exceeds two percent (2%) of the Purchase Price, as determined by reference to (y) the value of such Title Objection Property encumbered by such Title Objection compared to its value if unencumbered by such Title Objection and (z) the Value Table (provided that any disputes regarding the value of any Title Objection Property shall be resolved in accordance with Section 29); provided, however, that in the event that Purchaser elects (1) Section 5(e)(iii)(A), then any Title Objection Property shall remain part of the Property for purposes of the transaction contemplated by this Agreement and such Timberland or Timber Rights shall be conveyed to Purchaser at Closing or (2) Section 5(e)(iii)(B), then Seller or Purchaser shall have the option to remove such Title Objection Property from the Property for purposes of the transaction contemplated by this Agreement and the Purchase Price shall be reduced by the value of such Title Objection Property by reference to the Value Table (provided that any disputes regarding the value of any such Title Objection Property shall be resolved in accordance with Section 29); provided, however, that with respect to Section 5(e)(iii)(2) immediately above, that any such removed Title Objection Property shall contain a minimum of thirty (30) acres and, to the extent necessary, Purchaser and Forestar Petroleum shall enter into customary access easements for the benefit of the appropriate parties. Failure of Purchaser to deliver to Sellers such written notice within three (3) business days following Purchaser’s receipt of Sellers’ written response shall be deemed an election of clause (A).
(f)    In the event that any title matter that would render title to the Real Property or a portion thereof unmarketable or which would materially interfere with the use of the Real Property for commercial forestry purposes first arises or is first disclosed to Purchaser after the expiration of the Title Objection Period, and such title matter was not reflected on the Title Commitments and is attributable in whole or in part to any action or inaction of Sellers or permitted by Sellers, then the following provisions will apply, provided, that in no case shall the Closing Date be extended beyond December 30, 2016 in connection with this Section 5(f):
(i)    Purchaser shall notify Sellers of such matter in writing.
(ii)    If such Title Objection is a Monetary Lien, or if such Title Objection arose by reason of an act or omission of Forestar Petroleum or Forestar (USA), such Party shall be obligated to cure such Title Objection on or before the Closing Date.

(iii)    If such Title Objection is not described in Section 5(f)(ii), and Forestar Petroleum or Forestar (USA), as applicable, does not elect to cure such matter by written notice to Purchaser within Sellers’ Supplemental Response Period, then Purchaser must elect by delivering written notice to Sellers either (A) to waive such Title Objection and proceed to the Closing, accepting title to those portions of the Real Property that are subject to such uncured Title Objection (which Title Objection shall become a Permitted Encumbrance) without adjustment to the Purchase Price; or (B) to identify those portions of the Timberlands or Timber Rights that are subject to such uncured Title Objection, which excluded portion shall be a Title Objection Property, in which event either (I) Purchaser shall have the option to remove such Title Objection Property from the Property for purposes of the transaction contemplated by this Agreement and the Purchase Price shall be reduced by the reduction in the value of such Title Objection Property by reference to the Value Table (provided that any disputes regarding the value of any such Title Objection Property shall be resolved in accordance with Section 29) or (II) the Purchase Price shall be reduced by the value of the Title Objection Property as determined by reference to (y) the value of such Title Objection Property encumbered by such Title Objection compared to its value if unencumbered by such Title Objection and (z) the Value Table (provided that any disputes regarding the value of any Title Objection Property shall be resolved in accordance with Section 29), in which event any Title Objection Property shall remain part of the Property for purposes of the transaction contemplated by this Agreement and such Timberland or Timber Rights shall be conveyed to Purchaser at Closing. In the event of Section 5(f)(iii)(I) immediately above, any such removed Title Objection Property shall contain a minimum of thirty (30) acres and, to the extent necessary, Purchaser and Forestar Petroleum shall enter into customary access easements for the benefit of the appropriate parties. Failure of Purchaser to deliver to Sellers such written notice within three (3) business days following Purchaser’s receipt of Sellers’ written response shall be deemed an election of clause (A).
(iv)    As used in Section 5(e)(iii) and Section 5(f)(iii), “Seller’s Supplemental Response Period” shall mean the three (3) business day period following Sellers’ receipt of Purchaser’s notice under Section 5(e)(i) or Section 5(f)(i), as applicable.
(g)    So long as this Agreement remains in force, neither Forestar Petroleum nor Forestar (USA) shall, without the prior written consent of Purchaser, (i) lease, encumber or convey all or part of the Property or any interest therein, or (ii) enter into any agreement granting to any person any right with respect to the Property or any portion thereof; provided, however, Forestar Petroleum shall have the right, in the ordinary course of business, to (x) renew the Forestar Petroleum Contracts, (y) enter into new recreational leases substantially in the form of the existing recreational leases included in the Forestar Petroleum Contracts, and (z) enter into new, customary temporary access agreements, provided that any such renewal or new recreational lease or temporary access agreements (A) shall be for a term of not more than twelve (12) months, and (B) shall be terminable by the lessor thereunder upon no more than sixty (60) days’ prior notice.
(h)    The Parties acknowledge that (i) the Property has not been surveyed and (ii) the estimated acreage of the Property is 12,043.11 acres based on GIS data provided by Sellers. To the extent that Purchaser determines, prior to December 9, 2016, that material discrepancies exist between the legal description of the Timberlands and Sellers’ GIS data (taking into account the rural nature of the Timberlands and unsurveyed legal descriptions customary for such parcels), then Purchaser shall have the right to deliver notice of a Title Failure with respect to the acreage discrepancy in accordance with Section 5(b), as modified by this Section 5(h). In connection with Sellers’ response to such Title Failures, Purchaser and Seller agree to negotiate in good faith to determine the materiality and accuracy of each such Title Failure, whether and how the applicable legal description may be corrected, and the net effect of all such Title Failures (utilizing the acreage per tract contained in diligence materials provided by the Sellers to Purchaser, taking into consideration any tracts that are reasonably determined to be less than the acreage set forth in such materials as well as any tracts whose acreage is reasonably determined to be in excess of the acreage set forth in such materials).
(i)    Purchaser may object to any Title Failures no later than November 30, 2016. Title Failure objections shall not be subject to the Title Basket, but rather the Purchase Price will be reduced by the value of the Title Failure Property as determined by reference to the Value Table, provided that any disputes regarding the value of any Title Failure Property shall be resolved in accordance with the dispute resolution process of Section 29. The Title Failure Property shall be excluded from the transaction and shall not be conveyed to Purchaser at Closing; provided, however, that (A) Sellers also shall have the right to exclude portions of the Property adjacent to the Title Failure Property from the transaction contemplated by this Agreement, if necessary, to achieve a thirty (30) acre minimum if Sellers have colorable title to such Title Failure Property or a sufficient period of time has passed that would allow Sellers to establish an adverse possession claim with respect to such Title Failure Property, and (B) Forestar Petroleum and Purchaser shall enter into customary access easements, for the benefit of the appropriate parties.
6.    Inspection; Timber Inventory Verification and Post Closing Adjustment.
(a)    Purchaser and its agents, representatives, employees, engineers and contractors shall have the right during the term of this Agreement to enter upon the Real Property to inspect, examine, survey and make timber cruises and other tests or surveys which it may deem necessary or advisable and to verify the accuracy of all data and information, if any, provided by any Seller to Purchaser in connection with the Real Property; provided, however, that Purchaser shall obtain the written consent of the applicable Seller prior to conducting any core sampling, test borings or other invasive testing. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Real Property shall maintain commercial general liability insurance, naming each Seller as an additional insured, in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate for personal injury and/or property damage and products/completed operations coverage. Purchaser shall forward to Sellers a certificate of insurance (a “Certificate”) for such policy, together with evidence of Purchaser’s worker’s compensation coverage and automobile liability insurance prior to any entry upon the Real Property, but in no event later than one (1) business days prior to any physical entry onto the Property, which Certificate shall name Sellers as an “additional insured” on such commercial general liability policy. Such commercial general liability coverage maintained by Purchaser shall be primary and non-contributory to any insurance carried by a Seller. Purchaser hereby agrees to indemnify and hold Forestar Petroleum and Forestar

(USA) harmless for any and all cost and expense resulting from claims or damages caused by said inspections, examinations and tests. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the Closing.
(b)    Notwithstanding the inspection rights provided in Section 6(a), Purchaser expressly acknowledges and agrees that Purchaser will have the opportunity, prior to 11:59 p.m. on December 9, 2016 (the “Physical Inspection Deadline”), to fully and carefully investigate and inspect the physical, structural and environmental condition of the Real Property and the volume of timber located thereon and to review and analyze documents and records related to the Property, all laws, statutes, rules, regulations, ordinances and orders affecting the Property, and all other materials and information affecting or in any manner relating to the Property and the ownership, use, occupancy, management, operation and maintenance thereof, and that certain Phase I Environmental Site Assessment Report dated September 2016 (SLR Project No. 110.01667.00001) prepared by Sellers’ Environmental Consultant with respect to the Property (the “Phase I Report”).
(c)    In the event that Purchaser’s environmental consultant, Geo-Source, Inc. (“Purchaser’s Environmental Consultant”), discovers that there are recognized environmental conditions under ASTM Practice E 2247-08 standards (“RECs”) affecting a portion of the Property (the “Environmental Property”), Purchaser shall deliver written notice to Sellers of such findings with supporting evidence prepared by Purchaser’s Environmental Consultant, including, but not limited to, applicable supplemental reports, by the Physical Inspection Deadline (the “Environmental Notice”) and failure to deliver the Environmental Notice shall be deemed a waiver of Purchaser’s right to deliver the Environmental Notice. Within ten (10) days following Sellers’ receipt of the Environmental Notice from Purchaser, Sellers shall deliver to Purchaser written notice indicating whether Sellers (i) disagree with such findings and whether Sellers desire, at Sellers’ option, to conduct testing on the Environmental Property to establish that there are no RECs on the Environmental Property or (ii) agrees with such findings and intends to cure such RECs before Closing. In the event of subsection (i) immediately above, within five (5) business days following the delivery of Sellers’ written notice, Sellers and Purchaser shall cause Sellers’ Environmental Consultant and Purchaser’s Environmental Consultant to discuss, in good faith, each consultant’s findings to reach a final determination as to whether any RECs exist on the Environmental Property. If Purchaser’s Environmental Consultant and Seller’s Environmental Consultant are unable to agree whether any RECs exist on the Environmental Property within such five (5) business day period, Purchaser’s Environmental Consultant and Seller’s Environmental Consultant will in turn select a third environmental consultant within five (5) days to make a final determination regarding the existence of any RECs on the Environmental Property. The third environmental consultant shall reach a final, binding decision within fifteen (15) days following the selection of the third environmental consultant; provided, however, that if the Closing Date is extended to resolve a dispute in accordance with this Section 6(b), in no event shall Closing occur after December 30, 2016. If the third environmental consultant has not given its final determination by the Closing Date, then Purchaser shall deposit with the Escrow Agent an amount equal to the portion of the Purchase Price due with respect to the Environmental Property as determined by reference to the Value Table and the Environmental Property shall be removed from the Property for purposes of the Closing on the remaining portion of the Property by the Closing Date. Within fifteen (15) days after the final determination by the third environmental consultant, any Environmental Property determined by the third environmental consultant to be unaffected by RECs shall be conveyed to Purchaser and the Purchase Price due with respect to such Environmental Property shall be delivered to Sellers. Any Environmental Property determined by the third environmental consultant to contain RECs shall not be conveyed to Purchaser and the portion of the Purchase Price escrowed with respect to such Environmental Property shall be returned to Purchaser within two (2) business day after Purchaser notifies the Escrow Agent of such final determination. Purchaser will bear the cost of Purchaser’s Environmental Consultant and one-half (1/2) of the cost of the third environmental consultant, and Sellers will bear the cost of Seller’s Environmental Consultant and one-half (1/2) of the cost of the third environmental consultant.
(d)    Except with respect to a breach of any of Sellers’ representations and warranties set forth in this Agreement, Purchaser, on behalf of itself and all of its officers, directors, shareholders, employees, partners, members, subsidiaries and other affiliated or related entities, representatives, consultants and agents, and Purchaser’s and each of the foregoing parties’ successors and assigns (collectively, the “Purchaser Parties”) hereby expressly waives, relinquishes and releases any and all rights, remedies and claims any of the Purchaser Parties may now or hereafter have, against each Seller, and all the Sellers’ respective officers, directors, shareholders, employees, partners, members, subsidiaries and other affiliated or related entities, representatives, consultants and agents, and the Sellers and each of the foregoing parties’ successors and assigns, whether known or unknown, arising from or related to (x) the physical condition, quality, quantity and state of repair of the Property and the prior management and operation thereof; (y) the Property’s failure to comply with any federal, state or local laws, regulations, ordinances or orders, including, without limitation, those relating to health, safety, zoning, and the environment; or (z) any past, present or future presence, alleged presence, release or alleged release of any Hazardous Substance (as hereinafter defined) in, on, under or about, or otherwise migrating to, from, across or under, the Property; provided, however, such waiver and release shall not apply to a breach of any representation, warranty or covenant made by Seller under this Agreement or any of the closing documents delivered at Closing that expressly survives the closing under, or termination of, this Agreement. “Hazardous Substance” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following laws and regulations promulgated thereunder as amended from time to time prior to the Effective Date: (1) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (2) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (5) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (6) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (7) all laws of the states in which the Real Property is located that are based on, or substantially similar to, the federal statutes listed in clauses (1) through (6) of this sentence. The foregoing release shall survive any termination, cancellation or expiration of this Agreement or the Closing.
(e)    Forestar (USA) and Purchaser acknowledge that Purchaser has engaged American Forest Management an independent third party consultant hired by Purchaser and reasonably acceptable to Forestar (USA) (a “Cruise Consultant”) to perform a timber cruise of the Property (a “Timber Cruise”) and determine the Verified Value (as hereinafter defined) with volumes to be determined as of the Effective Date (the “Timber Cruise Determinations”) and that such Timber Cruise Determinations may not be complete prior to Closing. The Timber Cruise Determinations shall be completed no later than April 1, 2017 (the “Determinations Deadline”). Neither Purchaser nor Sellers shall undertake any harvesting activities on the Property until the expiration of the Determinations Deadline. If Purchaser fails to have the Timber Cruise Determinations completed by the Determinations Deadline, then this subsection (c) shall become null and void. As used herein, “Verified Value” shall mean the value of the Merchantable Timber located on the Timberlands based on the volume by species and product of the Merchantable Timber on the Property based on the Value Table. Purchaser shall deliver to Forestar (USA) the final Timber Cruise Determinations or any incomplete Timber Cruise Determinations no later than two (2) business days after receipt with respect to the final Timber Cruise Determinations or the Determinations Deadline with respect to any incomplete Timber Cruise Determinations. If Purchaser determines, prior to the completion of the Timber Cruise, that the Timber Cruise Determinations will be satisfactory to Purchaser, then Purchaser shall have the option to waive the right to adjust the Forestar (USA) Purchase Price pursuant to this Section 6(c) by delivering written notice to Sellers of its satisfaction with the Timber Cruise accompanied by the incomplete Timber Cruise Determinations. Within five (5) business days following the receipt of the Timber Cruise Determinations (the “Review Deadline”), Forestar (USA) and Purchaser shall review the Timber Cruise Determinations and notify the other party, in writing, whether it agrees or disagrees with the Timber Cruise Determinations. In the event that Forestar (USA) disagrees with the Timber Cruise Determinations, then (x) Forestar (USA) shall have the option to conduct its own audit timber cruise (the “Audit Cruise”) of the Property within thirty (30) days following Forestar (USA)’s receipt of the Timber Cruise Determinations (the “Initial Audit Period”) and Purchaser shall grant Forestar (USA) access to the Property to conduct such timber cruise in the event that such cruise must occur after Closing, (y) Purchaser shall not commence any harvesting activities until the disagreement is resolved, and (z) such disagreement shall be resolved in accordance with Section 29, taking into account the timber cruise completed by Forestar (USA), if at all. If Forestar (USA), after exercising commercially reasonable efforts, has not completed the Audit Cruise prior to the expiration of the Initial Audit Period, then Forestar (USA) shall have the option, by delivery of written notice to Purchaser prior to the expiration of the Initial Audit Period, to receive an additional thirty (30) days to complete the Audit Cruise (such additional thirty (30) day period being the “Final Audit Period”), commencing on the day immediately following the expiration of the Initial Audit Period; provided, however, that both of the following provisions shall apply: (1) the Audit Cruise during the Final Audit Period shall be limited to the compartments of the Property for which Forestar (USA) has not completed its Audit Cruise (the “Review Property”) and (2) from and after the day immediately following the expiration of the Initial Audit Period, Purchaser shall have the option to conduct harvesting activities on all Property except the Review Property. If Forestar (USA) fails to complete the Audit Cruise or otherwise does not deliver any objections to the Timber Cruise Determinations prior to the expiration of the Final Audit Period, Forestar (USA) shall be deemed to have waived such right and to have accepted the Timber Cruise Determinations. If, however, Forestar (USA) and Purchaser agree with the Timber Cruise Determinations, then within two (2) business days following the Review Deadline, Forestar (USA) and Purchaser shall adjust the Forestar (USA) Purchase Price after the Closing in accordance with the following provisions. If the Verified Value of the Merchantable Timber, as finally determined by the parties, is less than EIGHT MILLION SIX HUNDRED NINETY-ONE THOUSAND NINE HUNDRED SIXTY AND 60/100THS DOLLARS ($8,691,960.60) (the

“Target Threshold”) and (A) such determination is completed at or prior to Closing, the Forestar (USA) Purchase Price shall be reduced at Closing by the amount of the deficiency below the Target Threshold (the “Timber Inventory Credit”) or (B) such determination is made after Closing, within two (2) business days after such determination, Forestar (USA) shall pay the Timber Inventory Credit in cash by wire transfer of immediately available funds to the bank account or accounts designated by Purchaser. The terms of this Section 6(e) shall survive Closing.
7.    Intentionally Deleted.
8.    Deliveries; No Contact. Sellers have delivered to Purchaser and Purchaser is in receipt of, (i) Sellers’ current compartment maps for each tract within the Real Property, (ii) copies of the Contracts, and (iii) copies of other items related to the ownership, development and management of the Property and posted to the “Forestar Timberlands” data room managed by LandVest, Inc. and available at www.dataroom.ansarada.com (Ansarada). Prior to the Closing, Purchaser shall not contact or communicate with any counterparty to any Contract without the prior written consent of the applicable Seller. Purchaser acknowledges that all information with respect to the Property delivered by either Seller to Purchaser under this Agreement is for informational purposes only and, except as expressly set forth to the contrary in this Agreement, is given without representation or warranty of any kind. If this Agreement is terminated or if Closing does not occur, Purchaser shall promptly return to Forestar Petroleum and Forestar (USA) all information delivered to Purchaser pursuant to this Agreement, provided that, to the extent such information is in electronic format, Purchaser shall delete or destroy all such information and promptly deliver to Sellers written certification of such destruction; provided, however, Purchaser shall be entitled to retain copies if required by any applicable law or regulation, but shall keep confidential any non-public information that either Seller has identified as confidential. The provisions of this Section 8 shall survive any termination, cancellation or expiration of this Agreement or the Closing.
9.    Condition of Property; Damage; Condemnation.
(a)    Each Seller agrees that at the Closing, the Forestar Petroleum Property and the Forestar (USA) Property, as applicable, shall be in substantially the same condition as exists on the Effective Date, subject to Sellers’ operation on the Property in accordance with usual and customary timberland operations (but specifically excluding the harvesting of timber from the Property, Seller hereby agreeing not to conduct any harvesting activities on the Property so long as this Agreement is in effect), natural wear and tear, the Permitted Encumbrances, condemnation, and casualties beyond Sellers’ control. Subject to the provisions of this Section 9, all risk of loss to the Property or any part thereof prior to the Closing shall be borne by the applicable Seller.
(b)    If at any time prior to the Closing, the Property or any material part thereof (including, but not limited to, any timber thereon) is destroyed or damaged by fire or other casualty (the “Damaged Property”), Sellers shall deliver to Purchaser prompt written notice of such damage along with the amount of such damage (calculated as the value of the destroyed or damaged Property less the salvage value of such destroyed or damaged Property) (the “Casualty Damage Value”). If Purchaser, by delivering written notice to Sellers within ten (10) days following Sellers’ delivery of written notice of the damage, disputes the Casualty Damage Value reported by Sellers, Purchaser and Sellers shall attempt in good faith to resolve such dispute and agree upon the Casualty Damage

Value. If Purchaser and Sellers are unable to agree as to the Casualty Damage Value on or before ten (10) days after Purchaser delivers to Sellers written notice of its dispute, then such dispute shall be resolved in accordance with Section 29. The Closing Date shall be extended to the extent necessary, but in no event beyond December 30, 2016, to allow for the completion of all procedures set forth in this Section 9(b), including the resolution of any such dispute. Notwithstanding such casualty, if the Casualty Damage Value exceeds FOUR HUNDRED FIFTY-EIGHT AND NO/100THS DOLLARS ($458,000.00) (the “Casualty Threshold”), the Purchase Price shall be reduced by the Casualty Damage Value. Notwithstanding the immediately preceding sentence, Seller or Purchaser shall have the option to remove the Damaged Property from the Property and the transaction contemplated by this Agreement if the Casualty Damage Value exceeds the Casualty Threshold; provided, however, that with respect to the immediately preceding clause, any such removed Damaged Property shall contain a minimum of thirty (30) acres and, to the extent necessary, Purchaser and Forestar Petroleum shall enter into customary access easements for the benefit of the appropriate parties. If Seller elects to remove the Damaged Property from the Property and the transaction contemplated by this Agreement, the Forestar (USA) Purchase Price shall be reduced by the value of the Damaged Property as determined by reference to the Value Table based on condition of Damaged Property immediately before the Closing, provided that any disputes regarding the value of any Damaged Property shall be resolved in accordance with the dispute resolution process of Section 29. The terms of this subsection (b) shall survive closing.
(c)    If at any time prior to the Closing, any action or proceeding is filed or threatened under which any portion of the Property may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, Sellers shall deliver to Purchaser prompt written notice thereof. In such event, Purchaser and Sellers shall be required to consummate the transactions contemplated by this Agreement, and Purchaser shall receive a credit against the Purchase Price in the amount of all proceeds of any awards payable with respect to the Property, or, if such amount is not known at the time of the Closing, the Purchase Price shall not be reduced and Sellers shall assign to Purchaser at the Closing all of Sellers’ right to such proceeds from such action or proceeding. Notwithstanding the foregoing, in the event that more than fifteen percent (15%) of the gross acres of the Property are subject to an actual or written threat of condemnation or eminent domain at any time before Closing, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller within five (5) days after Purchaser’s receipt of Seller’s notice, whereupon Escrow Agent will return the Earnest Money to Purchaser, and the Parties will have no further rights or obligations hereunder (except as otherwise expressly provided herein). Failure of Purchaser to provide written notice as provided herein shall be deemed an election by Purchaser to waive its right to terminate the Agreement.
10.    Warranties, Representations, and Disclaimers.
(a)    Forestar (USA) hereby warrants and represents to Purchaser, as of the Effective Date and as of the Closing Date, that:
(i)    Forestar (USA) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the States of Alabama and Georgia and has all requisite corporate power and authority to:

(A) own, lease and operate the Forestar (USA) Property and to carry on its business as now being conducted; (B) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement; and (C) perform its obligations and consummate the transactions contemplated hereby.
(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Forestar (USA) have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Forestar (USA) are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Forestar (USA) and, assuming due authorization, execution and delivery by Forestar Petroleum and Purchaser, is a legal, valid and binding obligation of Forestar (USA), enforceable against Forestar (USA) in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(iii)    The execution, delivery or performance of this Agreement by Forestar (USA) will not result in a breach or violation of, or default under, (A) the terms, conditions or provisions of Forestar (USA)’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (B) any Forestar (USA) Contract; (C) any law applicable to Forestar (USA) or any portion of the Forestar (USA) Property; or (D) any permit, license, order, judgment or decree of any governmental authority by which Forestar (USA) or the Forestar (USA) Property is or may be bound, excluding from the foregoing clauses (B), (C) and (D) such breaches, violations or defaults that would not, individually or in the aggregate, have a material adverse effect on the Forestar (USA) Property or on Forestar (USA)’s ability to perform its obligations under this Agreement.
(iv)    There are no approvals, consents or registration requirements with respect to any governmental authority that are or will be necessary for the valid execution and delivery by Forestar (USA) of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the Forestar (USA) Property or on Forestar (USA)’s ability to perform its obligations under this Agreement.
(v)    Except as set forth on Schedule 9 (the “Forestar (USA) Claim”), there is no pending or, to Forestar (USA)’s knowledge, threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may affect Forestar (USA)’s ability to perform this Agreement or which may affect title to the Forestar (USA) Property. For purposes of this Section 10(a)(v), “Forestar (USA)’s knowledge” shall mean the actual knowledge, without any duty on the part of such individuals to investigate or inquire into any particular matter, of either of (A) Michael Quinley, and (B) Kenneth B. Gibson, Jr.
(vi)    Schedule 5 contains a complete list, and Forestar (USA) will make available to Purchaser true and complete copies, of the Forestar (USA) Contracts in effect as of the Effective Date and each amendment, supplement, and modification in respect of any of the foregoing. To Forestar (USA)’s Knowledge each of the Forestar (USA) Contracts (1) are in full force and effect, and (2) have no defaults or events that with the passage of time or giving of notice, or both, could become a default thereunder. Forestar (USA) is not a party to, and the Timber Rights are not subject to, any contract or agreement of any kind whatsoever, written or oral, formal or informal, with respect to the Timber Rights that would be binding upon the Timber Rights or Purchaser after Closing, other than the Permitted Exceptions and the Forestar (USA) Contracts.
(vii)    To Forestar (USA)’s Knowledge, Forestar (USA)’s use of the Timber Rights is in material compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal and local authorities and any other governmental entity having jurisdiction over the Timber Rights. Forestar (USA) has not received any written notice from any governmental entity having jurisdiction over the Forestar (USA) Property of any violation of any statutes, ordinances, rules, regulations, orders or requirements applicable to the Forestar (USA) Property, which violation is continuing as of the Effective Date.
(viii)    Except as set forth in the Phase I Report, Forestar (USA) has not received notice from any public authority or from any other source and has no actual knowledge that (A) any portion of the land underlying the Timber Rights has been used as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous, or (B) any Hazardous Substance has been disposed of or released in, on or about any portion of the land underlying the Timber Rights in violation of applicable law.
(ix)    None of the Timber Rights is subject to any rollback, greenbelt or change of use taxes or other increased taxes resulting from any change in the use of the Timber Rights prior to the Closing that has not been paid.
(x)    Between the Effective Date and the Closing Date, Forestar (USA) shall (i) operate and maintain the Timber Rights in substantially the same condition as existed on the Effective Date, (ii) not remove nor permit the removal of any timber, harvestable crop, improvements, or other items from the Timberlands, (iii) not lease, encumber or convey any of the Timber Rights without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion (subject to Section 5(g)); and (iv) maintain the current tax status of the Timber Rights.
(xi)    To Forestar (USA)’s knowledge, except as described in Schedule 11 attached hereto, Forestar (USA) has legal access to all of the Timber Rights.
(xii)    Forestar (USA) has no rights to the timber growing, standing or lying on the Timberlands other than those reserved in the deeds described on Schedule 4, and

Forestar (USA) has not conveyed any such timber rights to any third party since the reservation of the timber in the deeds described on Schedule 4.
(b)    Forestar Petroleum hereby warrants and represents to Purchaser, as of the Effective Date and as of the Closing Date, that:
(i)    Forestar Petroleum is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the States of Alabama and Georgia and has all requisite corporate power and authority to: (A) own, lease and operate the Forestar Petroleum Property and to carry on its business as now being conducted; (B) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement; and (C) perform its obligations and consummate the transactions contemplated hereby.
(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Forestar Petroleum have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Forestar Petroleum are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Forestar Petroleum and, assuming due authorization, execution and delivery by Forestar (USA) and Purchaser, is a legal, valid and binding obligation of Forestar Petroleum, enforceable against Forestar Petroleum in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(iii)    The execution, delivery or performance of this Agreement by Forestar Petroleum will not result in a breach or violation of, or default under, (A) the terms, conditions or provisions of Forestar Petroleum’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (B) any Forestar Petroleum Contract; (C) any law applicable to Forestar Petroleum or any portion of the Forestar Petroleum Property; or (D) any permit, license, order, judgment or decree of any governmental authority by which Forestar Petroleum or the Forestar Petroleum Property is or may be bound, excluding from the foregoing clauses (B), (C) and (D) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the Forestar Petroleum Property or on Forestar Petroleum’s ability to perform its obligations under this Agreement.
(iv)    There are no approvals, consents or registration requirements with respect to any governmental authority that are or will be necessary for the valid execution and delivery by Forestar Petroleum of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the Forestar Petroleum Property or on Forestar Petroleum’s ability to perform its obligations under this Agreement.
(v)    Except as set forth on Schedule 10 (the “Forestar Petroleum Litigation”), there is no pending or, to Forestar Petroleum’s knowledge, threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may materially adversely affect Forestar Petroleum’s ability to perform this Agreement or which may materially adversely affect title to the Forestar Petroleum Property. For purposes of this Section 10(b)(v), “Forestar Petroleum’s knowledge” shall mean the actual knowledge, without any duty on the part of such individuals to investigate or inquire into any particular matter, of either of (A) Michael Quinley, and (B) Kenneth B. Gibson, Jr.
(vi)    Schedule 2 contains a list, and Forestar Petroleum has made available to Purchaser copies, of the Forestar Petroleum Contracts in effect as of the Effective Date and each material amendment, supplement, and modification in respect of any of the foregoing. To Forestar Petroleum’s Knowledge each of the Forestar Petroleum Contracts set forth on Schedule 3 (1) are in full force and effect, (2) have no defaults or events that with the passage of time or giving of notice, or both, could become a default thereunder, and (3) with respect to the hunting licenses listed as Forestar Petroleum Contracts only, all such hunting licenses are on the form of one of two of the recreational use agreement forms, copies of which Forestar Petroleum has previously provided to Purchaser. Forestar Petroleum is not a party to, and the Timberlands are not subject to, any contract or agreement of any kind whatsoever, written or oral, formal or informal, with respect to the Timberlands that would be binding upon the Timberlands or Purchaser after Closing, other than the Permitted Exceptions, the Forestar Petroleum Contracts, and the Development Rights.
(vii)    To Forestar Petroleum’s Knowledge, Forestar Petroleum’s use of the Timberlands is in material compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal and local authorities and any other governmental entity having jurisdiction over the Timberlands. Forestar Petroleum has not received any written notice from any governmental entity having jurisdiction over the Forestar Petroleum Property of any violation of any statutes, ordinances, rules, regulations, orders or requirements applicable to the Forestar Petroleum Property, which violation is continuing as of the Effective Date.
(viii)    Except as set forth in the Phase I Report, Forestar Petroleum has not received notice from any public authority or from any other source and has no actual knowledge that (A) any portion of the Timberlands has been used as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous, or (B) any Hazardous Substance has been disposed of or released in, on or about any portion of the land underlying the Timber Rights in violation of applicable law.
(ix)    None of the Timberlands is subject to any rollback, greenbelt or change of use taxes or other increased taxes resulting from any change in the use of the Timberlands prior to the Closing that has not been paid.

(x)    Between the Effective Date and the Closing Date, Forestar Petroleum shall (i) operate and maintain the Timberlands in substantially the same condition as existed on the Effective Date, (ii) not remove nor permit the removal of any timber, harvestable crop, improvements, or other items from the Timberlands, (iii) not lease, encumber or convey any of the Timberlands without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion (subject to Section 5(g)); and (iv) maintain the current tax status of the Timberlands. The terms of this subsection (x) shall not apply to any agreements entered into by Forestar Petroleum in accordance with the terms of Section 5(g).
(xi)    To Forestar Petroleum’s knowledge, except as described in Schedule 11 attached hereto, Forestar Petroleum has legal access to all of the Timberlands.
(xii)    Forestar Petroleum has no rights to the timber growing, standing or lying on the Timberlands other than the reversionary rights set forth in the deeds described on Schedule 4.
(c)    Purchaser hereby warrants and represents to each Seller, as of the Effective Date and as of the Closing Date, that:
(i)    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, and has all requisite limited liability company power and authority to: (A) own, lease and operate the Property and to carry on its business as now being conducted; (B) execute this Agreement; and (C) perform its obligations and consummate the transactions contemplated hereby.
(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(iii)    The execution, delivery, and performance by Purchaser of this Agreement will not result in a breach or violation of, or default under, the terms, conditions or provisions of its certificate of limited liability company, limited liability company agreement or any standing resolution of its members or any other organizational document.
(iv)    There are no approvals, consents or registration requirements with respect to any governmental authority that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.
(v)    There is no pending or, to Purchaser’s knowledge, threatened action or proceeding before any court, governmental agency or arbitrator which may materially adversely affect Purchaser’s ability to perform this Agreement.
(vi)    Purchaser has the financial capacity, or has sufficient binding subscriptions from its investors, to pay the Purchase Price at Closing and all expenses and fees incurred by Purchaser pursuant to or in connection with the transactions contemplated by this Agreement.
(vii)    The Confidentiality and Non-Disclosure Agreement, Land Entry Permit, and Release entered into between Forestar (USA) and Timberland Investment Resources LLC (“TIR”) dated May 6, 2016 (the “Confidentiality Agreement”), is in full force and effect, and neither TIR nor Purchaser has taken any action or omission that would constitute a default thereunder.  Purchaser acknowledges that it is subject to the Confidentiality Agreement and shall execute such reasonably requested documentation as needed to evidence the same.
(viii)    Purchaser (which for this purpose includes Purchaser’s partners, members, principal stockholders and any other constituent entities) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(d)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND AS SET FORTH BELOW, PURCHASER ACKNOWLEDGES THAT: (i) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLERS OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO THE PHYSICAL OR ENVIRONMENTAL CONDITION (WHETHER PATENT OR LATENT), HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE PROPERTY OR FROM THE SALE OF THE PROPERTY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, GOVERNMENTAL

APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, AND SELLERS HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (ii) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLERS OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT THE CLOSING. THIS SECTION 10(d) SHALL SURVIVE THE CLOSING.
(e)    UPON THE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLERS’ OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SHOULD ANY INVESTIGATION, CLEAN-UP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING, SUCH INVESTIGATION, CLEAN-UP, REMOVAL, CORRECTIVE ACTION OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER; PROVIDED, HOWEVER THAT IN THE EVENT ANY REQUIRED ACTION ARISES FROM THE BREACH OF A SELLER REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT, THEN SELLER SHALL BE RESPONSIBLE FOR SUCH REQUIRED ACTION AT SELLER’S SOLE COST AND EXPENSE. NOTWITHSTANDING THE FOREGOING, PURCHASER SHALL HAVE NO LIABILITY OR RESPONSIBILITY TO SELLER FOR PRE-EXISTING CONDITIONS IN THE EVENT SELLER IS INDEPENDENTLY NAMED IN ANY ACTION OR PROCEEDING REGARDING ENVIRONMENTAL CONDITIONS ON THE PROPERTY. THIS SECTION 10(e) SHALL SURVIVE THE CLOSING.
11.    Survival; Indemnification.
(a)    Survival. Notwithstanding anything herein to the contrary, all representations and warranties made in this Agreement shall survive the Closing and the delivery of the conveyance instruments to Purchaser for a period of nine (9) months after the Closing Date (the “Indemnity Period”). After the Indemnity Period, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, managers, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 11(a) shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing. All provisions of this Agreement that contemplate performance after the Closing Date, the waiver and indemnity provisions set forth in this Agreement, and any other provisions that expressly survive the Closing shall survive the Closing and be fully enforceable thereafter, but subject to the specific time limitations set forth in this Section 11(a) as to the representations of Sellers and Purchaser.
(b)    Indemnification by Forestar Petroleum. From and after the Closing Date, Forestar Petroleum shall, subject to the other terms and conditions of this Section 11(b), indemnify, defend and hold Purchaser, and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof (collectively, the “Purchaser Indemnitees”) harmless from any and all claims, actions, demands, liabilities, losses, fines, costs, expenses (including reasonable attorneys’ fees), and compensatory damages only, and not including any punitive, consequential, incidental or special damages, whether or not resulting from third-party claims (each of the foregoing, a “Loss”) to Purchaser, arising out of or with respect to any breach of any representation or warranty of Forestar Petroleum in this Agreement. For the purposes of determining Losses, all qualifications based on the word material or similar phrases shall be disregarded.
(c)    Indemnification by Forestar (USA). From and after the Closing Date, Forestar (USA) shall, subject to the other terms and conditions of this Section 11(c), indemnify, defend and hold the Purchaser Indemnitees harmless from any and all Losses to Purchaser, arising out of or with respect to any breach of any representation or warranty of Forestar (USA) in this Agreement. For the purposes of determining Losses, all qualifications based on the word material or similar phrases shall be disregarded.
(d)    Indemnification by Purchaser. From and after the Closing Date, Purchaser shall, subject to the other terms and conditions of this Section 11(d), indemnify, defend and hold Forestar Petroleum and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof (collectively, the “Forestar Petroleum Indemnitees”) and Forestar (USA) and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof (collectively, the “Forestar (USA) Indemnitees” and, together with the Forestar Petroleum Indemnitees, the “Sellers Indemnitees”) harmless from any and all Losses to the applicable Sellers Indemnitees, arising out of or with respect to any breach of any representation or warranty of Purchaser in this Agreement. For the purposes of determining Losses, all qualifications based on the word material or similar phrases shall be disregarded.
(e)    Certain Limitations and Rules. With respect to the indemnification obligations in Sections 11(b), 11(c) and 11(d) above:
(i)    Time Limitations. Forestar Petroleum and Forestar (USA) shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Sellers Indemnitees only for those claims giving rise to any Loss as to which the person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period.
(ii)    Basket. No indemnification shall be made by either Forestar Petroleum, Forestar (USA) or Purchaser with respect to any claim made pursuant to Section 11(b), Section 11(c) or Section 11(d) unless the aggregate amount of Losses incurred or suffered by all Purchaser Indemnitees or all Sellers Indemnitees, as the case may be, under all claims exceeds $250,000 .
(iii)    Cap. In no event shall Purchaser’s aggregate obligation to indemnify the Sellers Indemnitees pursuant to this Section 11 exceed an amount equal to seven percent (7%) of the Purchase Price. In no event shall Forestar Petroleum’s aggregate obligation to indemnify the Purchaser Indemnitees pursuant to this Section 11 exceed an amount equal to seven percent (7%) of the Forestar Petroleum Purchase Price. In no event shall Forestar (USA)’s aggregate obligation to indemnify the Purchaser Indemnitees pursuant to this Section 11 exceed an amount equal to seven percent (7%) of the Forestar (USA) Purchase Price.
(iv)    Knowledge. If on or prior to the Closing, Purchaser, Forestar Petroleum or Forestar (USA) has actual knowledge of any information that would cause one or more of the representations and warranties made by Forestar Petroleum or Forestar (USA) (in the case of Purchaser) or Purchaser (in the case of Sellers) to be inaccurate as of the date made or as of the Closing Date and (A) such party closes the transactions contemplated by this Agreement, and (B) such party had the right under this Agreement to terminate this Agreement, the Purchaser Indemnitees, the Forestar Petroleum Indemnitees or the Forestar (USA) Indemnitees, as the case may be, shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.
(v)    Adjustment to Purchase Price. There shall be no indemnification under any provision of this Section 11 for a breach of any representation or warranty to the extent an adjustment to the Purchase Price has been made pursuant to this Agreement with respect to such breach.
(f)    Indemnification Procedure. All claims for indemnification under this Section 11 shall be resolved in accordance with the following procedures:
(i)    Notice of Claim. The Indemnified Party will give the Indemnifying Party prompt notice of any such Loss, and the Indemnifying Party will undertake the defense thereof by counsel chosen by it. The failure to promptly notify the Indemnifying Party shall not relieve such party of its obligations hereunder except to the extent the failure to so notify has materially and adversely prejudiced the Indemnified Party. Any written notice delivered by an Indemnified Party to the Indemnifying Party with respect to a Loss shall set forth, with as much specificity as is reasonably practicable, the facts that are the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(ii)    Contest. If any Loss is asserted and the Indemnifying Party fails to resolve such Loss before the earlier to occur of (i) thirty (30) days after receipt of notice of the Loss, or (ii) ten (10) days before the deadline to file an answer in the event that a complaint is filed in connection with a Loss, the Indemnified Party may take such action in connection therewith as the Indemnified Party deems necessary or desirable, including retention of reputable counsel with appropriate experience in the relevant subject matter, and the Indemnified Party shall be entitled to indemnification for costs incurred in connection with such defense. The Indemnified Party shall provide prompt notice to the Indemnifying Party of any such complaint described in the immediately preceding sentence. The Indemnifying Party may, at its election and its cost, retain its own legal counsel.
(iii)    Cooperation and Access. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, files, data, property and personnel in contesting any Loss that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Loss, or any cross-complaint against any person, but the Indemnifying Party will reimburse the Indemnified Party for reasonable out-of-pocket costs (but not the cost of employee time expended) incurred by the Indemnified Party in so cooperating. The Indemnified Party shall permit such access only after advance written notice and during regular business hours, and the Indemnifying Party agrees not to unreasonably interfere with the Indemnified Party’s business operations. The Indemnified Party will take steps necessary to ensure that, upon request, the Indemnifying Party is provided copies of requested documents which may relate to its indemnification obligations; provided, however, that the Indemnified Party shall not be required, as a result of this Agreement, to provide the Indemnifying Party with (i) any document or information that would be subject to protection under the attorney work product doctrine, attorney-client privilege, or other legal privilege, (ii) any information regarding the pricing of timber, timber harvest records, internal appraisals of the Property, other valuations or similar pricing or financial records, or any other information that is confidential and proprietary to the Indemnified Party or (iii) any document or item that the Indemnified Party is contractually or otherwise bound to keep confidential.
(iv)    Participation and Settlement. The Indemnifying Party agrees to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Loss against the Indemnified Party or conferences with representatives of or counsel for such persons.
(v)    Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an affiliate) with respect thereto under any third party insurance coverage or from any other person (excluding an affiliate of the Indemnified Party) alleged to be responsible therefor, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Section 11 shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other person alleged to have responsibility. If an Indemnified Party (or an affiliate) receives an amount under insurance coverage or from such other person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Section 11, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
(g)    Exclusive Remedy. Each of the Parties agrees that if the Closing occurs, the indemnification provided in this Section 11 is the exclusive remedy for a breach by any Party of any representation or warranty contained in this Agreement and is in lieu of an and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Section 11. For the avoidance of doubt, Sections 11(b) and 11(c) shall not be Purchaser’s exclusive remedies for any covenants to be fulfilled after Closing as described in this Agreement.
12.    No Brokerage Commission. Other than with respect to the services of LandVest, Inc., each of Forestar Petroleum and Forestar (USA) warrants and represents to Purchaser that it has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the payment of LandVest, Inc. shall be the sole obligation of Forestar Petroleum and Forestar (USA). Purchaser warrants and represents to each Seller that Purchaser has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each Seller and Purchaser each agree to indemnify and hold harmless the others from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified Party by reason of any action or agreement of the indemnifying Party. This Section 12 shall survive the termination, cancellation or expiration of this Agreement.
13.    Taxes; Expenses; Forestar (USA) Claim.
(a)    Taxes. Ad valorem real property taxes on the Real Property and special assessments, as well as revenue under the Contracts, shall be prorated as of the Closing Date. If actual tax bills for the taxable year of the Closing are not available, said taxes shall be prorated based on tax bills for the previous taxable year and the Parties agree to cause a reproration of said taxes upon the receipt of tax bills for the taxable year of the Closing. If the Real Property is not designated a separate tax parcel, said taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the applicable portion of the Real Property bears to the acreage contained within the property included within said tax bill. Purchaser and Sellers shall reasonably cooperate in good faith to cause all real property taxes on the Property and Sellers’ retained property to be paid (and to reimburse the appropriate Party making such payments, as applicable), to the extent subdivisions or changes of ownership are not reflected on future real property tax bills. Any deferred or “rollback” taxes assessed against the Property as a result of Purchaser’s acquisition of the Property, change in the use of the Property or failure to maintain the Property in any property tax reduction program shall be paid by Purchaser within thirty (30) days of final determination thereof. Any deferred or “rollback” taxes assessed against the Property as a result of change in the use of the Property by Sellers or failure by Sellers to maintain the Property in any property tax reduction program before the Closing shall be paid by Seller within thirty (30) days of final determination thereof. The obligations of this Section 13(a) shall survive the Closing.
(b)    Expenses and Transfer Taxes.
(i)    Purchaser shall pay all costs in connection with the recording of the Deeds, all costs of obtaining updates of the Title Commitments, all costs of purchasing a base title insurance policy and all costs of any endorsements thereto, all costs of Purchaser’s due diligence, all costs of Purchaser’s legal representation, one-half (1/2) of all transfer taxes, and one-half (1/2) of all escrow expenses of Escrow Agent.
(ii)    Forestar Petroleum and Forestar (USA) shall pay, in proportion to their respective shares of the Purchase Price, all costs of initially producing the Title Commitments, including the preliminary search and examination fees incurred to initially produce the Title Commitments, one-half (1/2) of all transfer taxes, all costs of the Phase I Report, all costs of Sellers’ legal representation and one-half (1/2) of all escrow expenses of Escrow Agent.
(iii)    Except as set forth in this Agreement, all other costs shall be borne by the Party incurring them.
(c)    Forestar (USA) Claim. As of the Effective Date, Forestar (USA) has provided copies of the petition and pending settlement agreement concerning the Forestar (USA) Claim (as that term is defined in Schedule 9) (the “Claim Material”). Purchaser shall have thirty (30) days after the Effective Date to review the Claim Material and notify Forestar (USA) of its election, at Purchaser’s sole discretion, to assume the Forestar (USA) Claim. If Purchaser fails to make an election within such thirty (30) day period, Purchaser shall be deemed to have elected to assume the Forestar (USA) Claim. In the event that Purchaser assumes the Forestar (USA) Claim, (i) there shall be no adjustment in the Purchase Price, (ii) Sellers shall not indemnify Purchaser for any matters relating to or arising from the Forestar (USA) Claim, (iii) the property subject to the Forestar (USA) Claim shall be included in the Property and conveyed to Purchaser at Closing, and (iv) Purchaser shall, at Purchaser’s sole cost and expense, use commercially reasonable efforts, and Forestar (USA) shall cooperate in good faith, to substitute Purchaser for Forestar (USA) as plaintiff in the Forestar (USA) Claim by filing with the appropriate arbitrators and courts all motions, pleadings or other documents required to complete such substitution. If Purchaser elects not to assume the Forestar (USA) Claim, then (A) the portion of the Property subject to such Forestar (USA) Claim shall remain in the Property without any adjustment to the Purchase Price, (B) Forestar (USA) shall cause such Forestar (USA) Claim to be dismissed no later than sixty (60) days after Closing, and (C) the portion of the Property subject to the Forestar (USA) Claim shall be conveyed to Purchaser by a quitclaim deed. The terms of this Section 13(c) shall survive Closing.
14.    Conditions.

(a)    The obligations of Sellers and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(i)    All waiting periods (and any extension thereof) under laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.
(ii)    There shall be no injunction, restraining order or decree of any nature of any court or governmental authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.
(iii)    Neither Purchaser nor any Seller shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.
In the event any of the above conditions is not satisfied on or before the Closing, either Forestar Petroleum, Forestar (USA) or Purchaser will have the right, exercisable at its sole election, to terminate this Agreement by delivering written notice to the other Parties before the Closing, whereupon Escrow Agent will return the Earnest Money to Purchaser, and the Parties will have no further rights or obligations hereunder (except as otherwise expressly provided herein).
(b)    Unless waived by Purchaser, in addition to any other conditions set forth in this Agreement, the obligations of Purchaser under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:
(i)    the truth and accuracy as of the Closing Date, in all material respects, of each and every warranty and representation herein made by any Seller;
(ii)    Each Seller’s timely performance of and compliance with, in all material respects, each and every term, condition, agreement, restriction and obligation to be performed and complied with by such Seller under this Agreement;
(iii)    The aggregate acreage of all Title Objection Property, Title Failure Property and Environmental Property shall not exceed twenty percent (20%) of the acreage of the Timberlands;
(iv)    Purchaser’s receipt of a binding commitment from the Title Company to issue a title insurance policy insuring Purchaser’s title to the Property following the Closing, subject only to the Permitted Encumbrances; and

(v)    Sellers’ obtaining of all corporate approvals, consents and authorizations as may be required for Sellers to consummate the transaction contemplated by this Agreement.
In the event any of the above conditions is not satisfied on or before the Closing, Purchaser will have the right, exercisable at Purchaser’s sole election, to exercise the remedies described in Section 15(b). Notwithstanding the foregoing sentence, in the event of either Seller’s failure to fulfill any condition precedent set forth in Section 14(b)(ii), Purchaser shall provide written notice to such Seller and such Seller shall have seven (7) days from receipt of such notice to fulfill the condition precedent before Purchaser may exercise any remedies described in Section 15(b).
(c)    Unless waived by a Seller, the obligations of such Seller under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:
(i)    the truth and accuracy as of the Closing Date, in all material respects, of each and every warranty and representation herein made by Purchaser; and
(ii)    Purchaser’s timely performance of and compliance with, in all material respects, each and every term, condition, agreement, restriction and obligation to be performed and complied with by Purchaser under this Agreement.
(iii)    The aggregate acreage of all Title Objection Property shall not exceed ten percent (10%) of the acreage of the Timberlands
In the event any of the above conditions is not satisfied on or before the Closing, either Seller will have the right, exercisable at such Party’s sole election, to exercise the remedies described in Section 15(a), provided that if either Seller elects to exercise such remedy, the other Seller shall be deemed to have made an identical election. Notwithstanding the foregoing sentence, in the event of Purchaser’s failure to fulfill any condition precedent set forth in Section 14(c)(i) or (ii), Sellers shall provide written notice to Purchaser and Purchaser shall have seven (7) days from receipt of such notice to fulfill the condition precedent before Sellers may exercise any remedies described in Section 15(c).
15.    Earnest Money; Default; Remedies.
(a)    If the purchase and sale of any portion of the Property contemplated hereby is not consummated because of a default by Purchaser under this Agreement, then Sellers shall require Escrow Agent to pay the entire Forestar Petroleum Earnest Money to Forestar Petroleum and the entire Forestar (USA) Earnest Money to Forestar (USA) as full liquidated damages and not as a penalty and as Sellers’ sole and exclusive remedy against Purchaser for a failure by Purchaser in breach of this Agreement to consummate the purchase and sale of the Property (the Parties acknowledging that Sellers’ damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable).
(b)    If the purchase and sale of any portion of the Property contemplated hereby is not consummated because of a default by either Seller under this Agreement, then Purchaser’s sole remedies shall be limited to either of the following as selected by Purchaser in Purchaser’s sole discretion: (i) termination of this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser (after the notice requirements and following the procedures in Section 15.(c)(ii) below), and Sellers shall reimburse Purchaser for all of Purchaser’s reasonable out-of-pocket costs and expenses actually incurred in connection with the transaction contemplated by this Agreement, including, without limitation, legal fees and expenses, due diligence expenses, third party inspection costs and travel expenses, not to exceed $100,000 in the aggregate, whereupon the Parties will have no further rights or obligations hereunder (except as otherwise expressly provided herein), or (ii) shall be entitled to sue Sellers for specific performance; provided, however, should specific performance not be available because Sellers have deeded or mortgaged the Property to a third party prior to Closing (and if a mortgage, such mortgage is not capable of being repaid in full from the Closing proceeds payable to Sellers), then Purchaser may pursue the recovery of its actual damages. Purchaser acknowledges that the foregoing shall be its sole remedies against Seller for a default by Sellers under this Agreement.
(c)    The duties of Escrow Agent shall be as follows:
(i)    During the term of this Agreement, Escrow Agent shall hold and deliver the Earnest Money in accordance with the terms and provisions of this Agreement.
(ii)    If this Agreement is terminated by the mutual written agreement of Sellers and Purchaser, or if Escrow Agent is unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute develops between Sellers and Purchaser concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent shall request joint written instructions from Sellers and Purchaser and shall deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions are not received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Sellers and Purchaser, Escrow Agent shall have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Sellers and Purchaser in respect thereof, and thereafter Escrow Agent shall be discharged of any obligations in connection with this Agreement.
(iii)    If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Sellers and Purchaser arising out of the holding of the Earnest Money in escrow, Sellers and Purchaser shall each pay Escrow Agent one-half of such costs and expenses (with each Seller responsible for such Seller’s one-half in proportion to their respective shares of the Purchase Price). Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services as escrow holder.
(iv)    By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Sellers and Purchaser hereunder.
(v)    Purchaser and Sellers hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for any loss, costs or damage arising out of Escrow Agent’s own negligence or willful misconduct; that Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; that Escrow Agent shall not be liable or responsible for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the Federal Deposit Insurance Corporation (FDIC) coverage (Sellers and Purchaser are aware that FDIC coverage applies to a maximum amount of $250,000 per depositor, as may be modified by the FDIC from time to time); and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it or omitted to be taken by it in good faith in accordance with the opinion of its counsel.
16.    Assignment. Except as otherwise expressly contemplated by this Agreement, no Party shall assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Parties, given or withheld in the sole discretion of each Party. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights and obligations in whole, but not in part, under this Agreement to any party controlling, controlled by, or under common control with Purchaser or managed directly or indirectly by Timberland Investment Resources, LLC, provided that no such assignment shall relieve Hubble Timber, LLC of any liability hereunder unless such assignment takes place concurrently with the Closing.
17.    No Waiver. Except as specifically set forth herein, no action or failure to act by any Party shall constitute a waiver of any right or duty afforded to such Party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.
18.    Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Georgia, without giving effect to its principles or rules of conflicts of law to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the state courts of Georgia in Fulton County, Georgia, or the federal courts for and in the Northern District of Georgia located in Atlanta, Georgia. The parties specifically consent and submit to the jurisdiction and venue of such state or federal court, and irrevocably waive any objections either may have based on improper venue or forum non conveniens to the conducting of any proceeding in any such court.
19.    Notice. Any and all notices required or permitted under this Agreement shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by facsimile or e-mail, to the other Parties or Escrow Agent at the addresses set forth below, and such address as may be furnished by notice in accordance with this Section 19; provided, however, if any delivery is made by facsimile or e-mail, such delivery shall be deemed delivered only if the Party (or Escrow Agent) giving such notice obtains a confirmation of receipt and delivers such notice by hand delivery, United States mail or recognized overnight carrier for next day delivery. All notices shall be deemed given and effective upon the earliest to occur of: (i) the confirmed facsimile or e-mail transmission or hand delivery of such notice to the address for notices; (ii) one business day after the deposit of such notice with an overnight courier service by the time deadline for next day delivery addressed to the address for notices; or (iii) three business days after depositing the notice in the United States mail.
Sellers:            Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building II, Suite 500
Austin, TX 78746
Attention: Mr. David M. Grimm, Esq.
Phone: 512-433-5223
Fax: 512-433-5203
Email: davidgrimm@forestargroup.com
And to:        Forestar Petroleum Corporation
6300 Bee Cave Road
Building II, Suite 500
Austin, TX 78746
Attention: Mr. David M. Grimm, Esq.
Phone: 512-433-5223
Fax: 512-433-5203
Email: davidgrimm@forestargroup.com

with a copy to:     Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Suite 2300
Atlanta, Georgia 30309
Attention: Daniel R. McKeithen
Phone: 404-853-8342
Fax: 404-853-8806
Email:    daniel.mckeithen@sutherland.com
Purchaser:        Hubble Timber, LLC
c/o Timberland Investment Resources, LLC
115 Perimeter Center Place, Suite 940
Atlanta, GA 30346
Attention: Mark Seaman and Gary Allred
Phone:    404-848-2000
Email: seaman@tirllc.com and allred@tirllc.com

with a copy to:         Schreeder, Wheeler & Flint, LLP
1100 Peachtree St., Suite 800
Atlanta, GA 30309
Attention: Leo Rose, Esq.
Phone:    404-954-9823
Email:    lrose@swfllp.com

Escrow Agent:        Metropolitan Title Agency, Inc.,
on behalf of Chicago Title Insurance Company
1820 The Exchange
Suite 550
Atlanta, Georgia 30339
Attention: John Cripe
Phone: 770-933-0073
Fax: 770-933-0233
Email: jcripe@mtaga.com

20.    Entire Agreement. This Agreement contains the entire agreement among the Parties and Escrow Agent with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by the Parties.
21.    Captions. The captions of sections in this Agreement are for convenience and reference only and are not part of the substance hereof.
22.    Severability. In the event that any one or more of the provisions, sections, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, section, word, clause, phrase or sentence in every other respect and of the remaining provisions, sections, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the Parties and Escrow Agent that this Agreement shall be enforceable to the fullest extent permitted by law.
23.    Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. This Agreement may be executed by each Party and Escrow Agent upon a separate copy and attached to another copy in order to form on or more counterparts. Signatures of either party delivered in an electronic format, such as an attachment to an e-mail or by telecopy, shall be acceptable and shall be as valid as an original signature.
24.    Binding Effect. This Agreement shall bind the Parties (and Escrow Agent, to the extent applicable) and their respective heirs, legal representatives, successors and assigns.
25.    Time of Essence. Time is of the essence of this Agreement.
26.    No Survival. Except as may otherwise expressly be provided herein, the provisions of this Agreement shall not survive the Closing and shall be merged into the delivery of the Deeds and other documents and the payment of all monies pursuant hereto at the Closing.
27.    Incorporation of Exhibits. All exhibits referred to in this Agreement are hereby incorporated herein by this reference.
28.    Confidentiality; Public Announcements. Purchaser and Sellers agree that the terms and conditions of the transactions contemplated in this Agreement are to remain confidential for a period of five (5) days after the Closing, except that either Party and its affiliates may disclose the terms and provisions of this Agreement (i) to the extent that such Party or any of its affiliates is required by applicable law (including the rules and regulations promulgated by the SEC or any stock exchange) to make public disclosure, (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, provided that, in either case, the disclosing Party shall provide the other Parties with prior notice of such disclosure and the content thereof and (iii) to any party assisting with Purchaser’s due diligence or the Closing of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain applicable following the Closing to all portions of the property of Sellers and information related thereto that is not the subject of this Agreement. This Section 28 shall survive the Closing.
29.    Dispute Resolution. If Purchaser and either or both of Forestar (USA) and Forestar Petroleum are unable to agree as to the value of a Title Objection Property under Section 5, the value of an Environmental Property under section 6(b), the Timber Cruise Determinations under Section 6(c), the Casualty Damage Value under Section 9, or the value of a Damaged Property under Section 9(b), then any such disagreeing Party shall have the right to invoke the procedures of this Section 29 by delivering written notice to the other Parties. The applicable Seller (or, if both Sellers are participants to the dispute, the Sellers acting jointly) and Purchaser each shall appoint an independent forestry consultant within five (5) days following the delivery of such written notice, each of which may be a consultant previously engaged by the appointing Party, and such two consultants will in turn select a third independent forestry consultant within five (5) days to act with them in a panel to determine the appropriate value. A majority of the panel of consultants will reach a binding decision within thirty (30) days following the selection of the third consultant, and the decision of the panel of consultants will be final. Purchaser will bear the cost of its consultant and one-half (1/2) of the cost of the third consultant, and the applicable Seller (or, if both Sellers are participants to the dispute, the Sellers acting jointly in proportion to their share of the Purchase Price) will bear the cost of its consultant and one-half (1/2) of the cost of the third consultant. If the Closing Date is extended to resolve a dispute in accordance with this Section 29, in no event shall Closing occur after December 30, 2016. If any such dispute regarding the value of an Environmental Property remains unresolved as of the Closing, then such dispute shall be resolved in accordance with the terms of Section 6(c). With respect to any other such disputes described in the first sentence of this Section 29 remaining unresolved as of the Closing, then (a) the Purchase Price shall be adjusted, if applicable, after Closing in accordance with the decision of the panel; and (b) if the disputed amounts, based on the Value Table, exceed ONE MILLION AND NO/100THS DOLLARS ($1,000,000.00) in the aggregate, then (i) the Purchase Price shall be reduced at Closing by the lesser of the amounts claimed by the parties (or by zero if the full amount is in dispute), (ii) the portion of the Purchase Price paid to Sellers shall be reduced by the disputed amounts, and (iii) Purchaser shall deposit with Escrow Agent the full disputed amount and such escrowed funds shall be disbursed after Closing pursuant to the final resolution of the dispute. The terms of this Section 29 shall survive Closing.
30.    Business Days. If any date set forth in this Agreement for the performance of any obligation by any Party or Escrow Agent, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday.

As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Georgia for observance thereof, and the term “business day” means any day other than a Saturday, Sunday or legal holiday.
[remainder of page intentionally left blank; signatures appear on following pages]

IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the Parties and Escrow Agent as of the Effective Date.
SELLERS:
FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation
By:    /s/ Michael Quinley
                        Name:    Michael Quinley
                        Its:    President – Community Development
FORESTAR PETROLEUM CORPORATION, a Delaware corporation
By:    /s/ Michael Quinley
                        Name:    Michael Quinley
                        Its:    President – Community Development
[Signatures Continue on Following Pages]

(Purchaser’s Signature Page to Purchase and Sale Agreement)

PURCHASER:
HUBBLE TIMBER, LLC, a Missouri limited liability company

By: Gateway Arch, LLC
Its: Sole Member

By: Timberland Investment Resources, LLC
Its: Manager

By: /s/ Mark T. Seaman
Name: Mark T. Seaman
Title: Manager

[Signatures Continue on Following Page]

(Escrow Agent’s Signature Page to Purchase and Sale Agreement)
ESCROW AGENT:
METROPOLITAN TITLE AGENCY, INC.
By: /s/ John Perry Cripe
Name:    John Perry Cripe
Title:    President